UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2016

Vivint Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36642	45-5605880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 West Ashton Blvd.

Lehi, Utah 84043

(Address of principal executive offices, including zip code)

(877) 404-4129

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On December 14, 2016, the Board of Directors (the “Board”) of Vivint Solar, Inc. (the “Company”) appointed David Bywater as the Company’s President and Chief Executive Officer on a permanent basis. Pursuant to the Offer Letter (as defined below), Mr. Bywater will also be appointed to fill a vacancy on the Board. It is anticipated that such appointment will be made at the next regularly scheduled meeting of the Board. Mr. Bywater had been serving as the Company’s Interim Chief Executive Officer since May 2, 2016.

Prior to being appointed as the Company’s Interim Chief Executive Officer, David Bywater, age 47, served as the Chief Operating Officer of APX Group, Inc. (“APX”), the parent company of Vivint, Inc., since July 2013. Before joining APX, Mr. Bywater served as Executive Vice President and Corporate Officer for Xerox, and was the Chief Operating Officer of its State Government Services from 2010 to July 2013. Prior to that, from 2003 to 2010, Mr. Bywater worked at Affiliated Computer Services (“ACS”), where, during his tenure, he managed a number of their business units. ACS was acquired by Xerox in 2010. From 1999 to 2003, Mr. Bywater was a senior manager at Bain & Company.

In connection with Mr. Bywater’s appointment, the Company and Mr. Bywater entered into a letter agreement (the “Offer Letter”), pursuant to which Mr. Bywater will serve as the Company’s Chief Executive Officer effective as of December 14, 2016 (the “Start Date”). The Offer Letter does not have a specific term and provides that Mr. Bywater is an at-will employee.

Under the terms of the Offer Letter, Mr. Bywater will be entitled to the following payments and benefits:

•	An annual base salary equal to $660,000, with eligibility for annual target incentive payments equal to $650,000. For 2016, Mr. Bywater’s annual bonus amount will be equal to $346,667.

•	A signing bonus in the amount of $166,667, payable within 30 days of the Start Date.

•	An equity award comprised of (1) an option to purchase shares of common stock of the Company with a grant date fair value of $1,025,000, subject to an exercise price equal to the closing price per share of the Company on the date of grant, and (2) restricted stock units with a grant date fair value of $1,025,000. Each component of the equity award shall vest on a four year schedule, with 25% vesting on December 6, 2017, and an additional 6.25% of the total number of shares subject to each award will vest on a quarterly basis thereafter until each award is fully vested, in each case subject to Mr. Bywater’s continued service with the Company or any subsidiary of the Company through each vesting date. The option award, to the extent vested, shall remain outstanding and exercisable for 180 days following a termination of Mr. Bywater’s employment by the Company without “cause” (as defined in the Company’s 2014 Equity Incentive Plan, and the award agreement entered into in connection with the award of options). The equity awards shall otherwise be subject to the standard terms and conditions of the Company’s 2014 Equity Incentive Plan, and the award agreements entered into pursuant thereto.

•	Beginning with the Company’s annual grant cycle in 2018, and each year thereafter, the Company expects but is not obligated to grant Mr. Bywater long-term incentive awards under the 2014 Equity Incentive Plan with an aggregate grant date fair value equal to or greater than $2,000,000, subject to approval of the board of directors or an authorized committee at such time.

•	Mr. Bywater will be provided with the use of a leased company vehicle, a gas card paid by the Company, an individual excess employee liability insurance policy, and membership dues paid by the Company, at a country club of Mr. Bywater’s choosing.

In addition, the Company entered into an involuntary termination protection agreement with Mr. Bywater that provides for the severance benefits described below.

If Mr. Bywater’s employment is terminated either by the Company without “cause” (other than by reason of death or “disability”) or by Mr. Bywater for “good reason” (as such terms are defined in his involuntary termination protection agreement), and in each case the termination occurs outside of the period beginning six months prior to and ending 18 months following a “change of control” (as defined in his involuntary termination protection agreement, and such period, the “Change of Control Period”), Mr. Bywater will receive the following severance benefits:

•

an amount equal to 1.5x the sum of (1) Mr. Bywater’s base salary rate as then in effect, less $10,000, and (2) (a) if Mr. Bywater has been employed with the Company for at least one year as of the date of his termination, the average of performance bonuses paid to Mr. Bywater for each year Mr. Bywater was employed by the Company during the three-year period immediately preceding the date of Mr. Bywater’s termination or (b) if Mr. Bywater has been employed with the Company for less than one year as of the date of his termination, Mr. Bywater’s target annual performance bonus in effect for the fiscal year in which the termination occurs, which will be paid to Mr. Bywater in equal installments over a period of 18 months following the date of termination;

•	an amount equal to the pro-rata portion of the annual bonus paid to Mr. Bywater in respect of the fiscal year ending immediately prior to the fiscal year in which Mr. Bywater’s employment is terminated, which will be paid to Mr. Bywater in equal installments over a period of 18 months following the date of termination; and

•	continuing payments to reimburse Mr. Bywater for COBRA continuation coverage for a period of up to 18 months, or, if such reimbursements would result in an excise tax, a lump sum payment of $36,000 in lieu of such reimbursements.

If Mr. Bywater’s employment is terminated either by the Company without cause (other than by reason of death or disability) or by Mr. Bywater for good reason, and in each case the termination occurs during the Change of Control Period, Mr. Bywater will receive the following severance benefits:

•	a lump sum payment of an amount equal to 2.0x the sum of (1) Mr. Bywater’s base salary rate as then in effect, less $10,000, and (2) (a) if Mr. Bywater has been employed with the Company for at least one year as of the date of his termination of employment, the average of performance bonuses paid to Mr. Bywater for each year Mr. Bywater was employed by the Company during the three-year period immediately preceding the date of Mr. Bywater’s termination, or (b) if Mr. Bywater has been employed with the Company for less than one year as of the date of his termination, Mr. Bywater’s target annual performance bonus in effect for the fiscal year in which the termination occurs;

•	a lump sum payment equal to the pro-rata portion of the annual performance bonus that would have been paid to Mr. Bywater had Mr. Bywater been employed by the Company for the entire fiscal year in which Mr. Bywater’s employment was terminated, based on actual performance for such fiscal year and assuming that any performance objectives that are based on individual performance are achieved at target levels;

•	100% of Mr. Bywater’s then-outstanding equity awards will immediately vest and become exercisable and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels; and

•	continuing payments to reimburse Mr. Bywater for COBRA continuation coverage for a period of up to 18 months, or lump sum payment of $36,000 in lieu of such reimbursements.

In order to receive the severance benefits, Mr. Bywater must sign and not revoke a release of claims in the Company’s favor and comply with certain restrictive covenants relating to noncompetition, nonsolicitation, and nondisparagement for a period of 12 months following the date of his termination.

In the event any of the payments provided for under this agreement or otherwise payable to Mr. Bywater would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, he would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive. This agreement does not require the Company to provide any tax gross-up payments.

The foregoing descriptions of the Offer Letter and Mr. Bywater’s involuntary termination protection agreement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Offer Letter and involuntary protection termination agreement, which will be filed as exhibits to the Company’s annual report on Form 10-K for the year ending December 31, 2016.

Mr. Bywater also entered into an agreement of resignation with 313 Acquisition LLC (“313 Acquisition”), APX Group Holdings, Inc. and APX. Mr. Bywater had been on a leave of absence from APX while serving as the Company’s Interim Chief Executive Officer.

Under the agreement of resignation, and in accordance with the terms of the leave of absence agreement previously entered into between APX, 313 Acquisition and Mr. Bywater, dated as of May 2, 2016, Mr. Bywater will remain eligible to receive a prorated annual bonus in respect of APX performance for the 2016 fiscal year in an amount equal to $83,333.33.

Also under the agreement of resignation, Mr. Bywater will forfeit 225,000 time-vesting profits interests in 313 Acquisition (all such profits interests, “Class B Units”), which were granted to Mr. Bywater under the Amended and Restated 313 Acquisition LLC Unit Plan. In addition, 313 Acquisition and Mr. Bywater agreed to the following modifications to his Class B Units:

•	After Mr. Bywater’s date of resignation, 63,334 time-vesting Class B Units shall become vested.

•

Mr. Bywater’s remaining 2.0x and 3.0x exit-vesting Class B Units shall remain outstanding and eligible to vest on the date that The Blackstone Group L.P. (“Blackstone”) receives cash proceeds sufficient to satisfy the relevant hurdles set forth in the applicable subscription agreement which granted him Class B Units, provided that Mr. Bywater is providing services to the Company on such date, or has ceased to provide services to the Company due to a specified qualifying termination of employment.

•	If Blackstone ceases to have an equity interest in 313 Acquisition, or, if earlier, Mr. Bywater ceases to be an employee of the Company other than as a result of a specified qualifying termination, all of his unvested 2.0x and 3.0x exit-vesting Class B Units shall be forfeited without consideration.

For the purposes of Mr. Bywater’s Class B Units, a specified qualifying termination consists of a termination by the Company of Mr. Bywater’s employment with the Company without “cause”, and not due to his death or “disability” (each as defined for the purposes of the Company’s 2014 Equity Incentive Plan). The modifications to Mr. Bywater’s Class B Units are subject to a release of claims by Mr. Bywater.

Payments and benefits provided under the agreement of resignation remain subject to Mr. Bywater’s continued compliance with the restrictive covenants set forth in Mr. Bywater’s previously entered into employment agreement with APX, and in the applicable subscription agreement, including provisions regarding non-disclosure of confidential information, non-competition, non-disparagement and non-solicitation of customers and employees of APX.

Item 7.01	Regulation FD Disclosure

On December 19, 2016, the Company issued a press release announcing Mr. Bywater’s appointment as Chief Executive Officer, a copy of which is attached hereto as Exhibit 99.1

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the attached exhibit is deemed to have been furnished to, but not filed with, the Securities and Exchange Commission:

Exhibit Number	Description

99.1	Vivint Solar, Inc. Press Release dated December 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vivint Solar, Inc.

By:	/s/ DANA RUSSELL
Dana Russell
Chief Financial Officer and Executive Vice President

Date: December 19, 2016

EXHIBIT INDEX

Exhibit Number	Description

99.1	Vivint Solar, Inc. Press Release dated December 19, 2016